EXHIBIT 11

                       MENTOR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                   DECEMBER 31,                            DECEMBER 31,


                                                              1995                1994               1995               1994
PRIMARY:

PRIMARY EARNINGS                                          $  6,143               $  4,198             $  17,183      $  11,288


AVERAGE SHARES OUTSTANDING
                                                            24,746                 21,708                24,172         21,544

NET EFFECT OF DILUTIVE STOCK OPTIONS-- BASED
ON THE TREASURY STOCK METHOD USING
AVERAGE STOCK MARKET PRICE
                                                             1,981                    544                 1,682            440


TOTAL SHARES FOR PRIMARY EARNINGS
                                                             6,727                 22,252                25,854         21,984



PRIMARY EARNINGS PER SHARE                                $    .23               $    .19             $     .66      $     .51




SUPPLEMENTAL AND FULLY DILUTED:

PRIMARY EARNINGS                                          $  6,143               $  4,198            $   17,183      $  11,288


INTEREST AND RELATED EXPENSES ON 6 3/4%
                DEBENTURES ELIMINATED
                                                                --                    279                   160            837

FULLY DILUTED EARNINGS                                    $  6,143               $  4,477            $   17,343      $  12,125


AVERAGE SHARES OUTSTANDING
                                                            24,746                 21,708                24,172         21,544

NET EFFECT OF DILUTIVE STOCK OPTIONS--BASED
ON THE TREASURY STOCK METHOD USING THE
HIGHER OF ENDING AND AVERAGE STOCK MARKET PRICES             1,981                    602                 1,682            616


ADDITIONAL SHARES ISSUED IN ASSUMED CONVERSION OF 6 3/4%
DEBENTURES AT 16.50 PER SHARE                                   --                  2,932                   250          2,932


TOTAL SHARES FOR SUPPLEMENTAL/FULLY DILUTED                 26,727                 25,242                26,104         25,092


SUPPLEMENTAL/FULLY DILUTED EARNINGS PER SHARE             $    .23               $    .18            $      .66      $     .48


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Note: In June 1995 the Company's 6 3/4% Sub-ordinated  Convertible Debenture was converted into shares of Common stock. The Supplemental calculation is presented in lieu of the fully diluted calculation for six months ended September 30, 1995 and assumes the conversion took place at the beginning of the period. This calculation also adds interest expense for the period, net of tax, back to net income.

Note: The shares outstanding have been adjusted to reflect a two-for-one split of the Company's Common Stock in the form of a 100 percent stock dividend effective September 27, 1995.